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Exhibit 5.1
March 8, 2019
MPLX LP
200 E. Hardin Street
Findlay, Ohio 45840
Re: Registration Statement on Form S-3 Filed by MPLX LP
Ladies and Gentlemen:
We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the registration for resale from time to time, on a delayed or continuous basis, by certain of the Partnership’s unitholders of up to (i) 26,926,930 Series A Preferred units representing limited partner interests in the Partnership (“Series A Preferred Units”) and (ii) 26,926,930 common units representing limited partner interests in the Partnership issuable upon conversion of the Series A Preferred Units (“Common Units”), in each case as contemplated by the Partnership’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Series A Preferred Units and the Common Units may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.
The Series A Preferred Units are validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULP Act”) or within the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended from time to time, the “Partnership Agreement”).

2.
The Common Units, when issued by the Partnership upon conversion of the Series A Preferred Units pursuant to the terms of the Series A Preferred Units and the Partnership Agreement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the DRULP Act or within the Partnership Agreement.

AMSTERDAM ATLANTA BEIJING BOSTON BRISBANE BRUSSELS CHICAGO CLEVELAND COLUMBUS DALLAS DETROIT
DUBAI DÜSSELDORF FRANKFURT HONG KONG HOUSTON IRVINE LONDON LOS ANGELES MADRID MELBOURNE
MEXICO CITY MIAMI MILAN MINNEAPOLIS MOSCOW MUNICH NEW YORK PARIS PERTH PITTSBURGH SAN DIEGO
SAN FRANCISCO SÃO PAULO SAUDI ARABIA SHANGHAI SILICON VALLEY SINGAPORE SYDNEY TAIPEI TOKYO WASHINGTON

MPLX LP
March 8, 2019

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Partnership and others. The opinions expressed herein are limited to the DRULP Act as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day